Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Managers and Members
Show Me Ethanol, LLC
Carrollton, Missouri

We consent to the inclusion in this Proxy Statement on Schedule 14A of Show Me Ethanol, LLC of our report dated March 31, 2009 on our audit of the financial statements of Show Me Ethanol, LLC as of and for the year ended December 31, 2008, which report is included in Show Me Ethanol LLC’s 2008 Annual Report on Form 10-K/A.

/s/ BKD, LLP

Lincoln, Nebraska
February 11, 2010